EXHIBIT 99.3

Report of Independent Registered Public Accounting Firm

The Board of Managers and Member

Covey Park Energy LLC:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Covey Park Energy LLC and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of operation, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audits.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2013.

Denver, Colorado

June 12, 2019

COVEY PARK ENERGY LLC

Consolidated Balance Sheets

(in thousands)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$ —	$ —
Accounts receivable, net of $876 and $66 allowance for doubtful accounts:
Oil, NGLs and natural gas	130,905	52,735
Joint interest owners and other	29,221	24,552
Derivative financial assets	30,019	40,361
Prepaid expenses and other	24,826	18,191

Total current assets	214,971	135,839

Oil and natural gas properties—using successful effort accounting:
Unproved properties	43,354	76,606
Proved properties, including wells and related equipment, at cost	2,299,469	1,874,460
Accumulated depletion	(444,735)	(245,247)

Oil and natural gas properties, net	1,898,088	1,705,819

Other property and equipment, net	4,374	5,110
Derivative financial assets, net of current position	23,397	30,471
Debt issuance cost, net	3,246	4,234
Deposits	76	76

Total assets	$2,144,152	$1,881,549

Liabilities and Member Equity
Current liabilities:
Accounts payable	$ 34,966	$ 13,672
Revenue payable	56,630	25,960
Suspense payable	23,838	21,300
Accrued liabilities:
Marketing and transportation costs	14,871	8,061
Interest	6,360	7,717
Capital expenditures	33,947	37,620
Operating costs	7,583	4,033
General and administrative and other	10,038	6,647
Asset retirement obligations	519	665
Derivative financial liabilities	26,524	899

Total current liabilities	215,276	126,574
Credit facility, net	365,000	160,000
Senior Notes, net of issuance costs	622,062	621,567
Asset retirement obligations, net of current portion	29,099	22,022
Derivative financial liabilities, net of current position	10,944	9,083
Deferred liabilities	1,925	2,118

Total liabilities	1,244,306	941,364

Mezzanine equity:
Series A Preferred Units, net of issuance costs	146,748	245,634
Commitments and contingencies (note 12)
Member equity	753,098	694,551

Total liabilities and member equity	$2,144,152	$1,881,549

See accompanying notes to consolidated financial statements

COVEY PARK ENERGY LLC

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2018	2017	2016
Revenues:
Natural gas	$603,395	$358,682	$146,128
Oil	2,350	2,082	1,539
Natural gas liquids	11,179	8,594	3,417
Other revenue	1,114	1,206	3,221

Total revenues	618,038	370,564	154,305

Expenses:
Lease operating	48,615	38,784	23,357
Gathering and transportation	69,871	65,838	34,010
Production and ad valorem taxes	18,434	12,462	6,704
Exploration and abandonment	6,537	1,799	3,021
General and administrative	33,906	28,911	15,218
Depletion and depreciation	200,900	119,590	64,200
Other expense	782	1,409	3,269
Accretion of discount on asset retirement obligation	1,715	1,846	1,376

Total expenses	380,760	270,639	151,155

Operating income	237,278	99,925	3,150
Other income (expense):
Interest	(60,968)	(50,799)	(18,442)
Derivative gain (loss)	(56,688)	103,344	(74,112)

Total other income (expense)	(117,656)	52,545	(92,554)

Income (loss) before income taxes	119,622	152,470	(89,404)
Income tax benefit (expense)	(122)	(591)	308

Net income (loss)	119,500	151,879	(89,096)
Preferred dividends and accretion on Series A Preferred Units	(34,192)	(27,299)	—

Net income (loss) available to member equity	$ 85,308	$124,580	$(89,096)

See accompanying notes to consolidated financial statements

COVEY PARK ENERGY LLC

Consolidated Statements of Changes in Member Equity

(in thousands)

	Mezzanine Equity Series A Preferred Units	Member equity
Balance at December 31, 2015	$ —	$255,893
Member contributions	—	403,174
Net loss	—	(89,096)

Balance at December 31, 2016	$ —	$569,971

Issuance of Series A preferred units, net of issuance costs	218,335	—
Accrued dividends on Series A Preferred Units ($71.82 per unit)	16,159	(16,159)
Accretion on Series A Preferred Units	11,140	(11,140)
Net income	—	151,879

Balance at December 31, 2017	$ 245,634	$694,551

Accrued dividends on Series A Preferred Units ($87.03 per unit)	17,521	(17,521)
Dividends paid on Series A Preferred Units ($43.73 per unit)	(9,839)	—
Accretion on Series A Preferred Units	16,671	(16,671)
Partial redemption of Series A Preferred Units	(123,239)	—
Deemed dividend on partial redemption of Series A Preferred Units ($118.94 per unit)	—	(26,761)
Net income	—	119,500

Balance at December 31, 2018	$ 146,748	$753,098

See accompanying notes to consolidated financial statements

COVEY PARK ENERGY LLC

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2018	2017	2016
Cash flows from operating activities:
Net income (loss)	$ 119,500	$ 151,879	$(89,096)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion and depreciation	200,900	119,590	64,200
Accretion of discount on asset retirement obligation	1,715	1,846	1,376
Amortization and write-off of deferred loan origination costs	1,746	7,602	3,143
(Gain) loss on fair value of derivatives	56,688	(103,344)	74,112
Net cash received (paid) for derivative settlements	(11,788)	24,084	29,892
Deferred income taxes	98	574	(237)
Other noncash items	(295)	43	355
Changes in operating assets and liabilities:
Accounts receivable	(81,165)	(29,716)	(34,585)
Prepaid expenses and other	4,418	(5,529)	(2,541)
Accounts payable	3,166	(5,654)	11,567
Revenue and suspense payable	33,209	17,467	10,221
Accrued liabilities and other	12,056	11,882	(2,864)

Net cash provided by operating activities:	340,248	190,724	65,543

Cash flows from investing activities:
Funds (paid) released from escrow for acquisitions	—	35,003	(35,003)
Payments for acquisitions	(900)	(450,899)	(561,129)
Development of oil and natural gas properties	(387,261)	(259,090)	(70,121)
Purchases of other property and equipment	(697)	(2,327)	(2,436)
Proceeds from sale of property	3,712	—	—

Net cash used in investing activities:	(385,146)	(677,313)	(668,689)

Cash flows from financing activities:
Proceeds on long-term debt	714,000	529,000	828,000
Payments on long-term debt	(509,000)	(877,000)	(621,000)
Proceeds from Senior Notes	—	632,438	—
Proceeds from issuance of Series A Preferred Units	—	225,000	—
Preferred unit issuance costs	—	(6,665)	—
Debt issuance costs and other	(263)	(16,184)	(7,028)
Preferred dividends paid	(9,839)	—	—
Partial redemption of Series A Preferred Units	(150,000)	—	—
Contribution from member	—	—	403,174

Net cash provided by financing activities:	44,898	486,589	603,146

Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of year	—	—	—

Cash and cash equivalents, end of year	$ —	$ —	$ —

Supplemental cash flow information:
Cash paid during the period for income taxes	$ —	$ —	$ 45
Cash paid during the period for interest	60,150	37,103	15,135
Increase in liabilities for oil and natural gas properties capital expenditures	14,456	14,914	22,186
Series A Preferred Unit interest dividends paid in kind and accretion	$ 24,353	$ 27,299	$ —

See accompanying notes to consolidated financial statements

COVEY PARK ENERGY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Nature of Operations

Covey Park Energy LLC and its predecessors, (together with its subsidiaries, Covey Park or the Company), a wholly-owned subsidiary of Covey Park Holdings LLC (Holdings LLC), was formed in 2013 as a Delaware limited liability Company, and is engaged in the acquisition, development, and production of oil and natural gas in the Haynesville and Bossier shale plays of East Texas and North Louisiana.

(2) Summary of Significant Accounting Policies

(a) Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during each reporting period. Management believes its estimates and assumptions are reasonable. Such estimates and assumptions are subject to a number of risks and uncertainties that may cause actual results to differ materially from those estimates.

Significant estimates made in preparing these consolidated financial statements include, among other things, the estimated quantities of proved oil and natural gas reserves used to calculate depletion of oil and natural gas properties; impairment of the book value of proved oil and natural gas reserves, and the estimated present value of future net cash flows used in evaluations of purchase price allocations. Changes in the assumptions utilized could have a significant impact on reported results in future periods.

(c) Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and depository accounts held by banks. The Company considers all highly liquid investments to be cash equivalents if they have original maturities of three months or less. The Company has outstanding checks that are written in excess of the cash balances at its bank that create a book overdraft, which the Company records as an account payable in the consolidated balance sheets and the change in the related balance is reflected in operating activities in the consolidated statements of cash flows.

(d) Accounts Receivable

The Company’s accounts receivable consists primarily of oil and natural gas sales receivables and joint interest receivables. The Company reviews its outstanding accounts receivable balances based on the specific facts and circumstances of each outstanding amount and general economic conditions. The Company establishes an allowance for doubtful accounts equal to the estimable portion of accounts receivable for which failure to collect is considered probable. For the year ended December 31, 2018, the Company had an allowance for doubtful accounts of $876 thousand based on the Company’s review of the collectability of outstanding balances.

(e) Oil and Natural Gas Properties

The Company follows the successful efforts method of accounting for its oil and natural gas properties. Under this method, all costs associated with productive and nonproductive development wells are capitalized while nonproductive exploration costs and geological and geophysical expenditures are expensed. Net capitalized costs of unproven property and exploration well costs are reclassified as proved property and well costs when related proved reserves are found.

The capitalized costs of proved properties are depleted using the unit-of-production method based on proved reserves. Costs of significant nonproducing properties and exploratory wells in progress of being drilled are excluded from depletion until such time as the related project is completed and proved reserves are established. If the project is unsuccessful, exploration expense is recognized.

The Company reviews its long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. If an impairment loss is indicated by the carrying amount of the assets exceeding the sum of the undiscounted expected future net cash flows, then an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its estimated fair value. Estimates of the sum of expected future cash flows require management to estimate future recoverable proved and risk-adjusted probable and possible reserves, forecasts of future commodity prices, production and capital costs, and discount rates. Uncertainties about these future cash flow variables cause impairment estimates to be inherently imprecise. The Company had no impairment charges on oil and natural gas properties for the years ended December 31, 2018, 2017, and 2016.

Unproved oil and gas properties consist of costs to acquire unevaluated leases and unproved reserves. The Company evaluates significant unproved oil and gas properties for impairment based on remaining lease term, drilling results, reservoir performance, seismic interpretation or future plans to develop acreage. When unproved reserve cases are converted to proved, unproved property costs are reclassified to proved properties and depleted on a unit-of-production basis. Impairment expense and lease extension payments for unproved properties, if any, are reported in exploration expenses in the consolidated statements of operations. No impairment expense was attributable to unproved properties for the year ended December 31, 2018, 2017, and 2016.

(f) Other Property and Equipment

Other property and equipment are carried at cost and consists of fixed assets, including computer equipment, computer software, furniture and fixtures, building, leasehold improvements, and transportation equipment used at the corporate or field offices. Depreciation, depending on its classification, is expensed on a straight-line basis over estimated useful lives, which range from two to seven years, except and thirty-nine years for a company owned building.

(g) Asset Retirement Obligations

The Company records a liability for the fair value of an asset retirement obligation in the period in which it is incurred. For oil and natural gas properties, this is the period in which the property is acquired or a new well is drilled. Asset retirement obligations are capitalized as part of the carrying values of the long-lived assets.

Revisions to estimated asset retirement obligations result with adjustments to the related capitalized asset and corresponding liability.

Asset retirement obligations are recorded at the present value of expected future net cash flows and are discounted using the Company’s credit-adjusted, risk-free rate, and then accreted until settled or sold, at which time the liability is reversed. Estimates are based on average plugging, abandonment well costs, and restoration costs of wells and estimated remaining field life based on reserve estimates. The company does not recognize asset retirement obligations for gathering facilities used to transport natural gas to sales delivery points as those costs are included in well abandonment and restoration costs.

(h) Segments

The Company has only one reportable operating segment, the upstream oil and natural gas exploration and production segment. The Company considers midstream operations necessary to support our upstream and production activities and manages these services to support such activities.

(i) Concentration of Credit Risk

Financial Instruments. The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents, trade and accrued production receivables, and the derivative instruments discussed below. Cash and cash equivalents are exposed to the concentration of credit risk and the Company often has balances in excess of federally insured limits. The Company manages and controls this risk by investing these funds with major financial institutions. All of the derivative contracts are with parties that are lenders under Covey Park’s secured bank credit facility (or affiliates of such lenders). There are no margin requirements with the counterparties of the Company’s derivative contracts.

Major Customers. The Company’s share of oil and natural gas production is sold to various purchasers. The Company is of the opinion that the loss of any one purchaser would not have a material adverse effect on the ability of the Company to sell its oil and natural gas production.

For the years ended December 31, 2018, 2017 and 2016, each of the following purchasers accounted for more than 10% of the Company’s revenue:

	Year ended December 31,
	2018	2017	2016
Enterprise Gathering LLC	49%	29%	18%
DTE Energy Trading Inc	10%	4%	—
Southwest Energy LP	8%	10%	4%
BP Energy Company	4%	12%	24%

(j) Revenue Recognition

The Company’s revenue is typically generated from contracts to sell natural gas, crude oil or NGLs produced from interests in oil and gas properties owned by the Company. Contracts for the sale of natural gas and crude oil are evidenced by (1) base contracts for the sale and purchase of natural gas or crude oil, which document the general terms and conditions for the sale, and (2) transaction confirmations, which document the terms of each specific sale. These contracts generally require the Company to deliver a specific amount of a commodity per day for a specified number of days at a price that is either fixed or variable. The transaction confirmations specify a delivery point which represents the point at which control of the product is transferred to the customer. These contracts frequently meet the definition of a derivative under ASC 815 and are accounted for as derivatives unless the Company elects to treat them as normal sales as permitted under that guidance. The Company typically elects to treat contracts to sell oil and gas production as normal sales, which are then accounted for as contracts with customers. The Company has determined that these contracts represent multiple performance obligations which are satisfied when control of the commodity transfers to the customer, typically through the delivery of the specified commodity to a designated delivery point.

Revenue is measured based on consideration specified in the contract with the customer and excludes any amounts collected on behalf of third parties. The Company recognizes revenue in the amount that reflects the consideration it expects to be entitled to in exchange for transferring control of those goods to the customer. The contract consideration is typically allocated to specific performance obligations in the contract according to the price stated in the contract. The Company invoices customers once performance obligations have been satisfied, at which point payment is unconditional. Accordingly, the Company’s product sales contracts do not give rise to contract assets or liabilities under ASU No. 2014-09 Revenue from Contracts with Customers (ASC 606). Payment is generally received one or two months after the sale has occurred.

Gain or loss on derivative instruments is outside the scope of ASC 606 and is not considered revenue from contracts with customers subject to ASC 606. The Company may use financial contracts accounted for as derivatives as economic hedges to manage the price risk associated with normal sales.

The Company utilizes the sales method to account for natural gas production imbalances; if the Company sells natural gas to a customer in excess of its entitled share of production, the Company is required to perform a principal versus agent analysis to determine whether it should record the gross amount of revenue and transportation and processing costs equal to the other owners’ interests or recognize the net amount of revenue. In conjunction with the adoption of ASC 606, there was no material impact to the financial statements due to production imbalances.

(k) Derivatives

The Company periodically uses various financial instruments for nontrading purposes to manage and reduce price volatility and other market risks associated with its oil and natural gas production. These arrangements are structured to reduce the Company’s exposure to commodity price decreases, but they can also limit the benefit the Company might otherwise receive from commodity price increases. The Company’s risk management activity is generally accomplished through over-the-counter derivative contracts with large financial institutions, all of which are lenders under the Company’s credit agreement.

The Company applies the provisions of the Accounting Standard Codification (ASC) Topic 815-10 Derivatives, which requires each derivative instrument to be recorded in the accompanying consolidated balance sheets at fair value. The Company elected not to designate its current portfolio of commodity derivative contracts as hedges for accounting purposes. Therefore, changes in fair value of these derivative instruments are marked to market through earnings.

(l) Income Taxes

The Company is organized as a limited liability company and is classified as a partnership for federal income tax purposes. Due to its partnership classification, the Company is not subject to federal income tax. Similarly, most states treat entities classified as partnerships for federal income tax purposes as partnerships for state purposes. As such, income tax liabilities are generally passed through to the members. However, Texas imposes an entity-level tax on all forms of business regardless of federal entity classification.

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Valuation allowances are established when necessary to reduce net deferred tax assets to amounts expected to be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Company follows ASC Subtopic 740-10, Income Taxes, to account for tax uncertainties. The Company evaluates tax positions taken or expected to be taken in the course of preparing the Company’s tax returns and disallows the recognition of tax positions not deemed to meet a “more-likely than-not” threshold of being sustained by the applicable tax authority. The Company’s management does not believe it has any tax positions taken within its consolidated financial statements that would not meet this threshold. The Company’s policy is to reflect interest and penalties related to uncertain tax positions, when and if they become applicable. The Company has not recognized any potential interest or penalties in its consolidated financial statements for the years ended December 31, 2018, 2017, and 2016.

(m) Recently Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (ASC 606), which outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis for determining when and how revenue is recognized. The new model requires revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services.

As of January 1, 2018, the Company adopted ASC 606 using the modified retrospective method to adopt the standard, meaning the cumulative effect of initially applying the standard is recognized in the most current period presented in the financial statements. There was no impact on the timing of revenue recognized, results of operations or cash flows from the adoption of the new revenue recognition model under ASC 606.

(n) Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Codification (ASC) 842, Leases, which replaces the existing guidance in ASC 840, Leases. ASC 842 requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (ROU) asset and a corresponding lease liability. For finance leases, the lessee would recognize interest expense and amortization of the ROU asset. For operating leases, the lessee would recognize a straight-line total lease expense. ASC 842 is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted.

In July 2018, the Financial Accounting Standards Board issued Accounting Standards Update 2018-11, “Lease (Topic 842): Targeted Improvements.” This update provides another transition method of allowing entities to initially apply the new lease standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is evaluating the effect ASC 842 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting. The Company expects to adopt ASC 842 on January 1, 2020.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force) (“ASU 2016-18”). The amendments in this update require that a statement of cash flows explain the change during the period in total cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 is effective for annual and interim periods beginning after December 15, 2017 and early adoption is permitted. The Company expects to adopt ASU 2016-18 on January 1, 2019, and does not expect the impact to be material to our Consolidated Statements of Cash Flows.

In January 2017, the FASB issued ASU No. 2017-01, which clarifies the definition of a business when evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. For public entities, the new guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for transactions for which the acquisition date occurs before the issuance date or effective date of the amendments, only when the transaction has not been reported in the financial statements that have been issued. The Company will adopt this guidance on January 1, 2019 and does not expect it to have a material impact on our consolidated financial statements.

(3) Oil and Gas Properties

The Company’s oil and gas properties are all located within the United States. The net capitalized costs related to the Company’s oil and gas producing activities were as follows (in thousands):

	As of December 31,
	2018	2017
Proved oil and gas properties	$2,245,532	$1,840,219
Unproved oil and gas properties(1)	43,354	76,606
Wells in progress(2)	53,937	34,241

Total capitalized costs	2,342,823	1,951,066
Accumulated depletion, depreciation and amortization	(444,735)	(245,247)

Net capitalized costs	$1,898,088	$1,705,819

(1)	Unproved oil and gas properties represent unevaluated costs the Company excludes from the amortization base until proved reserves are established or impairment is determined.
(2)	Costs from wells in progress are excluded from the amortization base until production commences.

(4) Acquisitions

Acquisitions

Chesapeake Energy Acquisition

On February 15, 2017, we acquired leaseholds and related producing oil and gas properties located in Louisiana for total consideration of $445.8 million from Chesapeake Energy Corporation (the “Chesapeake Acquisition”) net of customary preliminary closing adjustments. The acquisition was accounted for as a business combination and recorded at fair value, which was determined using a risk-adjusted, discounted cash flow analysis. The acquisition was funded with proceeds from the issuance of $225 million of convertible preferred stock by our subsidiary (the “Series A Preferred Units”), a $150.0 million term loan facility, and borrowings under our revolving credit facility. A portion of the proceeds from the Senior Notes offering were used to repay the term loan Please see Note 8—Series A Preferred Units and Note 6—Credit Agreement and Long Term Debt for a description of the Series A Preferred Units and Senior Notes.

The following table presents a summary of the estimated fair value of assets acquired and liabilities assumed at the acquisition date (in thousands):

Proved properties	$414,580
Unproved properties	40,632
Accounts receivable	3,280

Total assets acquired	458,492

Suspense payable	(11,410)
Asset retirement obligations	(1,306)

Total liabilities assumed	(12,716)

Fair value of net assets acquired	$445,776

The operations of the Chesapeake properties acquired have been included in the Company’s results of operations since the February 15, 2017 date of closing. We incurred approximately $1.4 million of expenses in connection with the acquisition, of which $1.2 million is reflected in general and administrative expenses in the accompanying Consolidated Statements of Operations for the year ended December 31, 2017, respectively

Haynesville East Texas Shelby Trough Acquisition

In November 2016, the Company completed an acquisition of natural gas and oil properties in East Texas and North Louisiana (the Haynesville East Texas Shelby Trough Acquisition “HNVL” or “HNVL E. TX Acquisition”) for a total of approximately $169.6 million in cash, net of customary closing adjustments. The Acquisition which was financed through member contributions and borrowings under the Company’s credit agreement. The acquisition was accounted for as a business combination and recorded at fair value, which was determined using a risk adjusted, discounted cash flow analysis.

The following table presents a summary of the fair value of assets acquired and liabilities assumed at the acquisition date (in thousands):

Proved properties	$105,203
Unproved properties	70,421
Other property and equipment	160
Other assets	216
Accounts receivable	89

Total assets acquired	176,089

Current liabilities	(132)
Suspense payable	(2,468)
Asset retirement obligations	(3,863)

Total liabilities assumed	(6,463)

Fair value of net assets acquired	$169,626

The operations of the properties acquired above have been included in the Company’s results of operations since the date of closing, November 1, 2016. The Company incurred approximately $0.4 million of expenses in connection with the acquisition, which is recorded in general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2016.

EP Energy Acquisition

In May 2016, the Company completed an acquisition of natural gas and oil properties in North Louisiana from subsidiaries of EP Energy Corporation (the EP Energy Acquisition) for a total of approximately $396.5 million, net of customary closing adjustments. The Acquisition was financed through member contributions and borrowings under the Company’s credit agreement. The acquisition was accounted for as a business combination and recorded at fair value, which was determined using a risk adjusted, discounted cash flow analysis.

The following table presents a summary of the fair value of assets acquired and liabilities assumed at the acquisition date (in thousands):

Proved properties	$404,187
Other property and equipment	271
Accounts receivable	201

Total assets acquired	404,659

Current liabilities	(264)
Suspense payable	(3,835)
Asset retirement obligations	(1,346)
Firm pipeline transportation liabilities	(2,158)
Ad valorem taxes payable	(547)

Total liabilities assumed	(8,150)

Fair value of net assets acquired	$396,509

The operations of the properties acquired above have been included in the Company’s results of operations since the date of closing, May 3, 2016. The Company incurred approximately $0.9 million of expenses in connection with the acquisition, which is recorded in general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2016.

Pro Forma Financial Information (Unaudited)

For the year ended December 31, 2017 and 2016, the following pro forma financial information represents the combined results for the Company as if the Chesapeake, EP, and HNVL Acquisition each had occurred on January 1, 2016. Pro forma information related to the Chesapeake Acquisition includes $60 million of borrowings under our revolving credit facility, issuance of the Series A Preferred Units, the term loan transaction and the Senior Notes as if each had occurred on January 1, 2016. The pro forma information includes the effects of adjustments for depletion, depreciation, and accretion expense of $1.2 and $28.1 million for the year ended December 31, 2017 and 2016, respectively. The pro forma information includes the effects of adjustments for the incremental interest expense on our credit facility, term loan interest, Senior Notes, and related debt issuance cost amortization of $(0.4) and $32.1 million for the year ended December 31, 2017 and 2016, respectively. Pro forma adjustments for the effect of income taxes were Nil for the years ended December 31, 2018 and 2017, and $(0.1) million for the year ended December 31, 2016.

The following pro forma results do not include any cost savings or other synergies that may result from the acquisition or any estimated costs that have been or will be incurred by the Company to integrate the properties acquired.

The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the period, nor are they necessarily indicative of future results.

	Year Ended December 31, 2017
	December 31, 2017	December 31, 2017	December 31, 2017
	Covey Park	Chesapeake	Proforma
Revenues	$370,564	$13,780	$384,344
Net Income	$151,879	$ 4,306	$156,185

	Year Ended December 31, 2016
	December 31, 2016	December 31, 2016	December 31, 2016	December 31, 2016	December 31, 2016
	Covey Park	Chesapeake	EP	HNVL	Proforma
Revenues	$154,305	$46,626	$24,793	$25,487	$251,211
Net income (loss)	$(89,096)	$12,530	$ 4,140	$(36,443)	$(108,869)

(5) Fair Value Measurements

(a) Fair Value Hierarchy

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The fair value input hierarchy level to which an asset or liability measurement is determined based on the lowest level of input that is significant to the measurement. Reclassifications of fair value between Level 1, Level 2 and Level 3 of the fair value hierarchy, if applicable, are made at the end of each quarter.

The following methods and assumptions were used to estimate the fair values of the Company’s assets and liabilities that are accounted for at fair value on a recurring basis:

Level 2—Fair value of variable to fixed-price swaps are determined under the same valuation technique using a discounted cash flow model. The Company’s valuation model is an industry-standard model that considers various inputs to determine fair value such as: (i) current market and contractual prices for the underlying instruments; (ii) quoted forward prices for natural gas; and (iii) interest rates, such as a U.S. dollar money market curve for a term similar to the commodity derivative contract.

The Company adjusts the valuation from the valuation model for nonperformance risk. For commodity derivative contracts that are in an asset position, the Company adds the counterparty’s credit default swap spread to the risk-free rate. For commodity derivative contracts that are in a liability position, the Company uses its credit adjusted risk-free rate. As of December 31, 2018, the increase or decrease of net derivative assets and derivate liability resulted from nonperformance risk is de minimus.

The following table sets forth the Company’s financial assets that were accounted for at fair value on a recurring basis as of December 31, 2018 (in thousands):

	Fair Value Measurements at December 31, 2018
(in thousands)	Level 1	Level 2	Level 3	Total
Financial Assets:
Commodity derivative asset	$—	$53,416	$—	$53,416
Financial Liabilities:
Commodity derivative liability	—	(37,468)	—	(37,468)

The following table sets forth the Company’s financial assets that were accounted for at fair value on a recurring basis as of December 31, 2017 (in thousands):

	Fair Value Measurements at December 31, 2017
(in thousands)	Level 1	Level 2	Level 3	Total
Financial Assets:
Commodity derivative asset	$—	$70,832	$—	$70,832
Financial Liabilities:
Commodity derivative liability	—	(9,982)	—	(9,982)

(b) Derivative Contracts

The Company’s derivative contracts have consisted of natural gas fixed-price swaps, basis swaps and collars. Swap contracts allow us to sell at a floating market price and receive a fixed-price from the counterparties for the hedged commodity. A collar is a combination of options including a sold call and a purchased put. We receive the excess, if any, of the fixed floor over the floating rate or pay the excess, if any, of the floating rate over the fixed ceiling price as well as purchase puts, whereby we would pay a premium for the right to receive the excess, if any, of the fixed floor over the floating rate. The production that the Company hedges varies from year to year depending on the Company’s levels of debt and financial position, expectation of production, and future commodity prices.

In order to more effectively hedge the cash flows received from Covey Park’s natural gas sales, the Company also enters basis swaps, whereby we swap certain per Mmbtu floating market indices for a fixed amount. These contracts do not change the Company’s overall hedged volumes. These market indices are a component of the price the Company is paid on its actual sales, and we are able to realize a net price with a more consistent differential to NYMEX is the basis of all the Company’s natural gas fixed-price swap contracts, the Company believes a more consistent differential results in more effective hedges.

The Company attempts to minimize credit risk exposure to counterparties through formal credit policies, monitoring procedures, and diversification, and all of Covey Park’s commodity derivative contracts are entered with parties that are lenders under the Credit Agreement and accordingly is not required to post collateral. As of December 31, 2018, all of the outstanding derivative contracts were subject to enforceable master netting arrangements whereby payables on those contracts can be offset against receivables from separate derivative contracts with the same counterparty. It is Covey Park’s policy to classify derivative assets and liabilities on a gross basis on the Company’s consolidated balance sheets, even if the contracts are subject to enforceable master netting arrangements.

The tables below outline the classification of the derivative financial instruments on the Company’s consolidated balance sheets (in thousands):

	December 31, 2018	December 31, 2017
Derivative financial assets—Current assets	$ 30,019	$40,361
Derivative financial assets—Long-term assets	23,397	30,471
Derivative financial liabilities—Current liabilities	(26,524)	(899)
Derivative financial liabilities—Long-term liabilities	(10,944)	(9,083)

Net derivative financial instruments	$ 15,948	$60,850

The Company does not designate its derivative instruments as hedges. Accordingly, the Company reflects changes in the fair value of its derivative instruments in its statements of operations as they occur. The following table summarizes the amounts reported in earnings related to the commodity derivative instruments for the years ended December 31, 2018, 2017, and 2016 (in thousands):

	Year ended December 31,
	2018	2017	2016
Derivatives gain (loss)	$(56,688)	$103,344	$(74,112)

Due to the volatility of oil and natural gas prices, the estimated fair value of the Company’s commodity derivatives are subject to large fluctuations from period to period.

Commodity derivative contracts at December 31, 2018. The following table sets forth the Company’s swap contracts at December 31, 2018 and the weighted average contract price of those contracts.

Term	Average daily volume (MMbtu)	Weighted average swap price per ($/MMbtu)	Fair Value at December 31, 2018 (In thousands)
2019	446,962	2.90	$ 4,418
2020	186,132	2.83	10,328
2021	57,283	2.87	4,931
2022	30,000	2.81	1,583

Total natural gas derivative fixed swap contracts			$21,260

The fair value of the Company’s 3-way swap contracts as of December 31, 2018 is as follows:

Term	2019	2020	2021 & Thereafter
Notional volume (MMBtu/d)	124,438	42,432	—
Floor price (long put) ($/MMBtu)	$ 2.80	$ 2.66	$—
Short put ($/MMBtu)	$ 2.42	$ 2.32	$—
Weighted average cap (short call) ($/MMBtu)	$ 3.10	$ 2.95	$—
Fair value at December 31, 2018 (in thousands)	$ 581	$(1,454)	$—

In addition to above fixed-price swap contracts and collar contracts, the Company also has entered into basis swap contracts receiving NYMEX Henry Hub settlement and paying Houston Ship Channel index Insider FERC or Columbia Gulf Insider FERC index:

Term	Average daily volume (MMbtu)	Weighted average swap price per (MMbtu)	Fair Value at December 31, 2018 (In thousands)
2019	60,000	(0.08)	$(1,504)
2020	60,000	(0.08)	(1,201)
2021	40,000	(0.12)	(921)
2022	30,000	(0.16)	(813)

Total natural gas derivative basis swap contacts			$(4,439)

(c) Other Fair Value Measurements

The carrying value of the Company’s credit agreement approximates fair value, as it is subject to short term floating interest rates that approximate the rates available to us for those periods. The Company also has other financial instruments consisting primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable whose carrying value approximate fair value due to the short maturity of these instruments.

We estimate the fair value of the 7.5% Senior Unsecured Notes due 2025 using quoted market prices. Fair value and carrying value of the Senior Notes is presented in the table below:

		December 31, 2018		December 31, 2017
	Fair Value Hierarchy Level	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
7.5% Senior Notes, due 2025	1	$622,062	$547,956	$621,567	$654,225

(d) Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

As discussed in note 3, the Company’s acquisitions were recorded at fair value, which was determined using a risk-adjusted, discounted cash flow. The fair value of oil and natural gas properties is based on significant inputs not observable in the market. Key assumptions include (i) NYMEX oil and natural gas futures prices, which are observable, (ii) projections of the estimated quantities of oil and natural gas reserves, including those classified as proved, probable, and possible, (iii) projections of future rates of production, (iv) timing and amount of future development and operating costs, (v) projected recovery factors, and (vi) risk-adjusted discount rates. Accordingly, acquisitions are considered Level 3 measurements in the fair value hierarchy.

Asset retirement obligations are initially recorded at fair value. Unobservable inputs are used in the estimation of asset retirement obligations that include, but are not limited to, costs of labor, costs of materials, the effect of inflation on estimated costs, and the discount rate. Accordingly, asset retirement obligations are considered Level 3 measurements in the fair value hierarchy.

As of December 31, 2018 there is no fair value measured liability associated with firm transportation. Unobservable inputs are used in the estimation of firm pipeline transportation liabilities that include, but are not limited to, projection of future production and the discount rate. Accordingly, firm pipeline transportation liabilities are considered Level 3 measurements in the fair value hierarchy.

(6) Credit Agreement and Long-Term Debt

The carrying value of our total debt as of December 31, 2018 and 2017:

(in thousands)	December 31, 2018	December 31, 2017
RBL Credit Agreement	$365,000	$160,000
Senior Notes	625,000	625,000
Unamortized premium and financing costs associated with the Senior Notes	(2,938)	(3,433)

Total long term debt	$987,062	$781,567

Credit Agreement

On December 22, 2016, we entered into an amended and restated credit agreement (the “RBL Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent (the “RBL Agent”), and the lenders named therein, that provides for a senior secured revolving credit facility (the “credit facility”) with commitments of $1.5 billion. The amount available to be borrowed under the Credit Facility is subject to a borrowing base that is redetermined semiannually on each April 1 and October 1 and will depend on the volumes of our proved oil and gas reserves and estimated cash flows from these reserves and other information deemed relevant by the RBL Agent. The RBL Credit Agreement matures on December 22, 2021 and is secured by liens on substantially all of our properties and unconditionally guaranteed by each of our direct and indirect subsidiaries pursuant to a guarantee agreement executed in connection with the revolving credit facility and guarantees from us and our current and future subsidiaries. In connection with the December 2017 Notes Offering, our borrowing base was reduced to $586.0 million on December 11, 2017. The Company elected to have the commitment remain at $450.0 million as of December 31, 2017.

In May 2018, pursuant to a regular semi-annual redetermination, the Company entered into the Fifth Amended and Restated Credit Agreement with respect to the RBL Credit Agreement. Concurrent with the execution of this amendment, the RBL Credit Agreement’s borrowing base increased from $586 million to $650 million and the Company elected commitment of $450 million was increased to $650 million. In addition, the amendment also included minor modification of the covenants and other technical modifications.

In November 2018, pursuant to a regular semi-annual redetermination, the Company’s borrowing base was increased to $825.0 million, but the Company elected to have the commitment remain at $650.0 million as of December 31, 2018.

Principal amounts borrowed will be payable on the maturity date, and we may repay any amounts borrowed prior to the maturity date without any premium or penalty other than customary LIBOR breakage costs. Loans under our revolving credit facility may be comprised of either Eurodollar borrowings or alternate base rate borrowings, and interest on such borrowings will be payable (i) quarterly for alternate base rate borrowings and (ii) at the end of the applicable interest period for Eurodollar borrowings. Eurodollar borrowings bear interest at a rate per annum equal to an adjusted LIBOR rate (equal to the product of: (a) the LIBOR rate, multiplied by (b) a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the reserve percentages (expressed as a decimal) established by the Board of Governors of the Federal Reserve System to which the RBL Agent is subject with respect to such adjusted LIBOR rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) plus an applicable margin ranging from 200 to 300 basis points, depending on the percentage of our borrowing base utilization. Alternate base rate borrowings bear interest at a rate per annum equal to the greatest of (i) the RBL Agent’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the adjusted one-month LIBOR rate (as calculated above) plus 100 basis points, plus an applicable margin ranging from 100 to 200 basis points, depending on the percentage of our borrowing base utilization. As of December 31, 2018, the weighted average interest rate on borrowings under our revolving credit facility was approximately 5.58%.

Our revolving credit facility contains restrictive covenants that may limit our ability to, among other things:

•	incur or guarantee additional indebtedness;
•	enter into transactions with our affiliates;
•	incur liens; and
•	engage in certain other transactions without the prior consent of the lenders.

Our revolving credit facility requires us to maintain the following financial ratios:

•

a current ratio, which is the ratio of our consolidated current assets (including the unused commitments under the credit facility and excluding derivative assets) to our consolidated current liabilities (excluding obligations under the credit facility, certain suspended liabilities and assets and certain derivative assets), of not less than 1.0 to 1.0 as of the last day of any fiscal quarter; and

•

a consolidated total leverage ratio, which is the ratio of (i) net debt, or total consolidated debt as of the last day of each fiscal quarter, subject to certain customary exclusions, minus cash of up to $50 million to (ii) our consolidated EBITDAX for the four fiscal quarter period most recently ended, not to exceed 4.0 to 1.0 as of the last day of such fiscal quarter, and provided further that EBITDAX shall be subject to pro forma adjustments for material acquisitions and material dispositions assuming that such transactions had occurred on the first day of the applicable calculation period, which adjustments shall be made in a manner reasonably acceptable to the RBL Agent.

The RBL Credit Agreement contains customary events of default, including, among others: (a) non-payment; (b) non-compliance with covenants (in some cases, subject to grace periods); (c) payment default under, or acceleration events affecting, material indebtedness; (d) bankruptcy or insolvency events involving us or certain of our subsidiaries; and (e) a change in control, as defined in the credit facility.

If an event of default under the Credit Facility exists and is continuing, the lenders may accelerate the maturity of the Company’s outstanding obligations under the Credit Facility. As of December 31, 2018, the Company was in compliance with its debt covenants.

Senior Notes

The Company issued unsecured senior notes with a combined aggregate principal of $625.0 million in May 2017 and December 2017 as described below. The indenture that governs these notes is identical. Unless otherwise specified, these two separate issuances collectively referred to as the Senior Notes.

On May 3, 2017, we issued $450 million of aggregate principal amount of Initial Notes (the “Initial Notes Offering”) due 2025. The Initial Notes Offering, which are unsecured, were issued at par and bear interest at 7.5% per year, payable semi-annually on May 15 and November 15 of each year commencing November 15, 2017. We may redeem up to 35% of the aggregate principal amount of the Senior Notes prior to May 15, 2020, with an amount of cash not greater than the net proceeds raised in certain equity offerings at a redemption price of 107.5% of the principal amount, plus accrued interest, if any, and redeem all or a part of the notes at a redemption price equal to 100% beginning on May 15, 2020 or for any period thereafter, plus a make whole premium and any accrued and unpaid interest. If we experience certain kinds of change of control, holders of Senior Notes may have the right to require us to repurchase their notes at 101.0% of the principal amount, plus accrued interest, if any.

On December 11, 2017, we issued an additional $175.0 million aggregate principal amount of Senior Notes (“Tack-On Notes Offering”) at 104.250% of par. The December 2017 Notes were issued as additional notes under the indenture governing the May 2017 Notes. The December 2017 Notes have identical terms, other than the issue date, and Initial Notes Offering and Tack-On Notes Offering will be treated as a single class of securities under the indenture governing the Notes. The December 2017 Notes resulted in gross proceeds to the Company of $183.4 million, including a $7.4 million premium and $0.9 million of accrued and unpaid interest and net proceeds to the Company, after deducting offering expenses of approximately $1.3 million.

The indenture governing the Senior Notes contains covenants that restrict our ability to: (1) incur or guarantee additional indebtedness or issue certain types of preferred stock; (2) pay dividends on capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness; (3) transfer or sell assets; (4) make investments; (5) create certain liens; (6) enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us; (7) consolidate, merge or transfer all or substantially all of our assets; (8) engage in transactions with affiliates; and (9) create unrestricted subsidiaries. As of December 31, 2018 the Company was in compliance with its debt covenants.

During the twelve months December 31, 2018 and 2017, the weighted average interest rates for total indebtedness were 7.0% and 6.0%, respectively. The increase in the weighted average interest rate for the year ended December 31, 2018 is attributable to the interest on the Senior Notes.

Principal maturities of long-term debt. Principal maturities of long-term debt outstanding at December 31, 2018 (in thousands) were as follows:

	2019	2020	2021	2022	2023	Thereafter
RBL Credit Agreement	$—	$—	$365,000	$—	$—	$ —
Senior Notes	—	—	—	—	—	625,000

	$—	$—	$365,000	$—	$—	$625,000

(7) Asset Retirement Obligations

Asset retirement obligations relate to future plugging and abandonment expenses on oil and natural gas properties and related facilities disposal. The following table summarizes the changes in the Company’s asset retirement obligations for the periods indicated (in thousands):

	Year ended December 31,
	2018	2017
Beginning balances	$22,687	$19,847
Liabilities assumed in business combinations	—	1,306
Additions	221	164
Liabilities settled	(340)	(476)
Revisions of previous estimates	5,335	187
Sale of properties	—	(187)
Accretion of discount	1,715	1,846

Ending balances	29,618	22,687
Less current portion	519	665

Asset retirement obligations—noncurrent	$29,099	$22,022

(8) Series A Preferred Units

On February 15, 2017, Covey Park Energy LLC, our wholly-owned subsidiary, issued to, among others, investment funds affiliated with Magnetar Capital (“Magnetar”) and Kohlberg Kravis Roberts & Co. L.P. (“KKR”) $225.0 million in convertible preferred units (the “Series A Preferred Units”) to fund a portion of the purchase price for the Chesapeake Acquisition. At the closing, we issued a total of 225,000 Series A Preferred Units at a price of $1,000 per unit. Net proceeds, after offering costs were $218.3 million.

On October 15, 2018, we redeemed 113,098 of the outstanding 225,000 Series A Preferred Units for $150.0 million in cash. The payment was funded with drawings from our RBL Credit Agreement. In connection with the redemption, the holders of the Series A Preferred Units agreed to modify certain terms of the Series A Preferred Units effective following the redemption to, among other things, decrease our cash redemption obligation in future time periods, eliminate the ability of the holders to force a conversion of portion of the Series A Preferred Units in connection with a qualified initial public offering and modify the number of Series A Preferred Units that we may convert to common units in connection with a qualified initial public offering. The description of the Series A Preferred Units below reflects the modification of terms agreed to be the holders in connection with the redemption.

The Series A Preferred Units are entitled to receive a cash dividend of 8% per year, payable quarterly in arrears, and we have the ability to pay the quarterly dividend in kind for up to eight quarters, which may be non-consecutive. We may redeem the Series A Preferred Units at any time for cash in an amount (such amount, the ‘‘Series A Preferred Liquidation Preference’’) equal to: (i) an amount sufficient to cause the ROI of each Series A preferred Unit to be 1.35, for a redemption occurring after December 31, 2017 and on or prior to December 31, 2018; (ii) the greater of (A) an amount sufficient to cause the ROI of each Series A Preferred Unit to be 1.35; and (B) an amount sufficient to cause the internal rate of return on each Series A Preferred Unit to be 14.0%, for a redemption occurring after December 31, 2018 and on or prior to March 31, 2019; and (iii) the greater of (A) an amount sufficient to cause the ROI of each Series A Preferred Unit to be 1.40 and (B) an amount sufficient to cause the internal rate of return on each Series A Preferred Unit to be 14%, for a redemption occurring on or after April 1, 2019, in each case net of any cash distributions previously paid in respect of the Series A Preferred Units. The holders may cause us to redeem the Series A Preferred Units for cash at the Series A Preferred Liquidation Preference in connection with a change of control or at any time following December 31, 2026.

In connection with the closing of any initial public offering for proceeds of at least $250 million by us or any parent or subsidiary of ours that consummates such an initial public offering (us or any such other entity, in such capacity, the ‘‘IPO Issuer’’), we will have the option to convert Series A Preferred Units into shares of the IPO Issuer’s common stock that have a value up to $50 million of IPO shares subject to limits on equity ownership and public float limitations that may reduce the actual percentage of Series A Preferred Units that can convert to common stock.

The Preferred Units have a liquidation preference in the event of dissolution in an amount equal to the Liquidation Preference plus any unpaid dividends not otherwise included in the calculation of the Liquidation Preference through the date of liquidation payment. The Preferred Units have been classified as “Mezzanine equity” between total liabilities and member equity on the Consolidated Balance Sheets pursuant to ASC 480-10-S99-3A. The Preferred Units, while not currently redeemable, are considered probable of becoming redeemable and therefore the Company is accreting changes in the redemption value each reporting period from the initial value to the estimated redemption value. The accretion is presented as a deemed dividend and recorded in “Series A Preferred Units” on the Consolidated Balance Sheet and within “Preferred dividends and accretion on Series A Preferred Units” on the Consolidated Statement of Operations. In accordance with ASC 480-10-S99-3A, an adjustment to the carrying amount presented in mezzanine equity will be recognized as charges against member equity.

The current redemption value of the preferred as of December 31, 2018 is $149.8 million. For the year ended December 31, 2018 and 2017, we accrued $17.5 million and $16.2 million of dividends, respectively, and $16.7 million and $11.1 million of accretion, respectively, each of which is presented within “Preferred dividends and accretion on Series A Preferred Units” on the Consolidated Statements of Operations and the Consolidated Statement of Changes in Equity. The company paid cash dividends of $9.8 million during the year months ended December 31, 2018 on Series A Preferred Units.

(9) Member Equity

On June 18, 2013, the Company entered into an Operating Agreement with members of Covey Park’s management and nonmanagement investors. Under the terms of the Operating Agreement and subsequent amendments, a total of $295 million in capital was committed to the Company by Covey Park’s nonmanagement investors. This commitment from nonmanagement investors expired in 2016 upon receipt of $295 million in capital contributions.

Through its parent, Holdings LLC, the Company has established a management incentive plan, in which management incentive units (“MIU’s”) may be granted to employees at the discretion of the Board. There are 100,000 units authorized to be issued. The MIU’s are considered profits interests which participate only in distributions in liquidation events, meeting requisite financial thresholds after investors have recovered their investment, and special allocation amounts. MIU’s have no voting rights. The MIU awards are designed as “profits interests” which are accounted for in a manner similar to a profit sharing arrangement in which the amount of compensation cost is measured and recognized at the time of a distribution. Compensation expense for these awards will be allocated to outstanding units when all performance, market, and service conditions are probable of being satisfied (in general, upon a liquidating event). Accordingly, no value was assigned to the interests when issued.

These incentive units are subject to various performance and forfeiture provisions and are subject to various performance criteria but generally vest over five years and 100% upon consummation of a monetization event. All unvested incentive units, shall be forfeited upon termination of employment for any reason or due to death or disability. The following table resents the activity for incentive units outstanding:

Outstanding Incentive Units
As of December 31, 2017	63,914
Forfeitures	(2,250)
Issuances	3,000

As of December 31, 2018	64,664

(10) Employment Benefit Plan

Covey Park’s 401(k) Plan commenced in 2015. The Company made contributions to the 401(k) Plan, which is a voluntary and contributory plan for eligible employees based on a percentage of employee contributions, of approximately $997 thousand and $446 thousand during the years ended December 31, 2018 and 2017, respectively.

(11) Income Taxes

The Company is subject to tax at the entity level in Texas; certain of the Company’s consolidated subsidiaries are also taxed as corporations for federal and state income taxes purposes. The entity level tax in Texas, in combination with taxable status of a consolidated subsidiary, resulted in an income tax expense of approximately $122 thousand and $591 thousand for the year ended December 31, 2018 and 2017, compared to an income tax benefit of $308 thousand for the year ended December 31, 2016.

The Company’s net deferred income tax liability totaled $996 thousand and $898 thousand at December 31, 2018 and 2017, respectively. The balance consists primarily of the Texas Margin tax effect on temporary differences related to the Company’s unrealized derivative assets, oil and natural gas properties, and asset retirement obligations. As of December 31, 2018, the Company believes that it has no liability for uncertain tax positions.

There are no changes in income taxes as a result of the enactment of the Tax Cuts and Jobs Act (“TCJA”) If the Company were to determine there was an uncertain tax position, the Company would recognize the liability and related interest and penalties within income tax expense.

(12) Commitments and Contingencies

(a) General

The Company is subject to contingent liabilities with respect to existing or potential claims, lawsuits, and other proceedings, including those involving environmental, tax, and other matters, certain of which are discussed more specifically below. The Company accrues liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Such accruals are based on developments to date and the Company’s estimates of the outcomes of these matters and its experience in contesting, litigating, and settling other matters. As the scope of the liabilities becomes better defined, there will be changes in the estimates of future costs, which management currently believes will not have a material effect on the Company’s consolidated financial position, results of operations, or liquidity.

The Company regularly maintains cash balances at financial institutions. From time to time, these cash balances exceed the Federal Deposit Insurance Corporation insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

(b) Lease Agreements

The Company leases office facilities and certain equipment under operating leases. Rental expenses associated with these operating leases during the years ended December 31, 2018, 2017, and 2016 were approximately $1.1 million, $1.0 million, and $0.7 million, respectively, and are included in general and administrative expenses in the accompanying consolidated statement of operations. The corporate office lease can be terminated on December 31, 2019 with a one-time fee of $1.6 million. The following table summarizes the remaining future payments under these operating leases for the periods indicated (in thousands):

Year Ended December 31:
2019	$ 1,286
2020	1,297
2021	621
2022	174
2023	—

Total	$3,378

(c) Firm Pipeline Transportation Agreements

The Company has contractual commitments with midstream service companies and pipeline carriers for future gathering, processing and transportation of oil, natural gas and NGL to transport certain of Covey Park’s production to markets. The Company charges working interest owners and royalty interest owners, where appropriate for their proportionate share of these costs to the extent actual volumes are delivered to the pipeline. Commitments related to gathering, processing and transportation agreements are not recorded as obligations in the accompanying consolidated balance sheet at December 31, 2018 as the Company believes there are no expected shortfalls; however, they are reflected in the Company’s estimates of proved reserves. There were no shortfalls on minimum volume commitments requiring settlement during 2017 or 2018.

Gathering and firm transportation services reflect contracts whereby Covey Park commits to transport a minimum quantity of natural gas on a gatherer’s system or a shippers’ pipeline. Whether or not Covey Park delivers the minimum quantity, we pay the fees as if the quantities were delivered. These expenses represent the gross commitments under these contracts and a portion of these costs will be incurred by working interest and other owners. The Company’s outstanding minimum delivery commitments as of December 31, 2018 are as follows:

Acadian. The Company has the following minimum delivery volume committed at average prices below:

Term	MMbtu/Day	$/MMbtu	Total Amount
			(in thousands)
January—October 2019	127,575	0.45	$17,555
November—December 2019	77,575	0.45	2,141
January—December 2020	77,050	0.45	12,761
January—October 2021	76,500	0.45	10,526

Total Commitment			$42,983

Amoruso. The Company has assumed an eight-year commitment ending May 2020. The volume commitment is cumulative and any volume over the committed amount can reduce future volume commitments starting January 1, 2017 Covey Park’s liability would not start under this contract until January 2019 as follows:

Term	Bbtu	$/MMbtu	Total Amount
			(in thousands)
January—May 2019	—	0.34	$ —
June—December 2019	15,559	0.35	5,446
January—May 2020	16,425	0.35	5,749

Total Commitment			$11,195

Additional commitments. The Company has the following minimum daily volume committed at average prices below:

Term	MMbtu/Day	$/MMbtu	Total Amount
			(in thousands)
Enbridge 11/1/2016-12/31/2020
January—December 2019	3,950	$0.100	$ 144
January—December 2020	3,225	$0.100	118
Azure 8/1/2010-9/30/2020
January—December 2019	3,750	$0.162	222
January—September 2020	3,075	$0.162	122
Azure 1/1/2017-12/31/2021
January—December 2019	25,000	$0.230	2,099
January—December 2020	25,000	$0.230	2,105
January—August 2021	25,000	$0.230	2,099

Total Commitment			$6,909

Vendor Commitment. In 2017, the Company entered in to a commitment whereby the Company is under a two-year obligation for $250.0 thousand a month until December 2019.

(13) Related-party Transactions

The Company reimbursed non-management investors less than $150 thousand for legal and travel expenses incurred during the years ended December 31, 2018, 2017, and 2016.

(14) Subsequent Events

Derivative Contracts. Subsequent to December 31, 2018, the Company entered into additional fixed swap natural gas derivative contracts:

Term	Average daily volume (MMbtu)	Weighted average swap price per (MMbtu)
2019	10,000	2.720
2020	50,000	2.740

Subsequent to December 31, 2018, the Company entered into additional natural gas three way option contracts:

Term	Average daily volume (MMbtu)	Weighted average Shortput/ Floor/ Cap price per (MMbtu)
2020	30,000	$2.35 / $2.63 / $3.03

In February 2019, the Company entered into an agreement to acquire additional interest within our Haynesville operating area for $35mm, which is subject to customary closing conditions and adjustments. The transaction closed in March of 2019.

During April 2019, the Company extended $15.8 million of capital commitments for drilling and completion activities to be performed through the period through December 31, 2020.

In June 2019, pursuant to a regular semi-annual redetermination, the Company’s borrowing base was decreased to $800.0 million, but the Company elected to have the commitment remain at $650.0 million.

Subsequent events have been evaluated through June 12, 2019, the date the consolidated financial statements were issued.

(15) Supplemental Disclosure of Oil and Natural Gas Operations (Unaudited)

The following is supplemental information regarding our consolidated oil and natural gas producing activities. The Company’s oil and natural gas reserves are attributable solely to properties within the U.S.

Capitalized Costs

	December 31,
	2018	2017
Unproved properties	$ 43,354	$ 76,606
Proved properties	2,299,469	1,874,460

	2,342,823	1,951,066
Accumulated depletion	(444,735)	(245,247)

Net capitalized costs	$1,898,088	$1,705,819

Costs Incurred for Oil and Natural Gas Producing Activities

The following table presents information regarding the Company’s net costs incurred in oil and gas property acquisition, exploration and development activities (in thousands):

	2018	2017	2016
Property acquisition costs:
Proved	$ —	$415,154	$509,391
Unproved	—	45,183	70,421
Development costs	389,892	265,000	92,211

Total	$389,892	$725,337	$672,023

Total excluding asset retirement obligations	$384,336	$724,250	$666,848

Results of Operations for Gas Producing Activities

	Year Ended December 31,
	2018	2017	2016
Revenues	$616,924	$369,358	$151,084
Production Costs	136,920	117,084	64,071
Depletion	199,468	117,755	64,200

Results of Operations from Producing Activities	$280,536	$134,519	$ 22,813

Reserve Quantity Information

The following information represents estimates of the Company’s proved reserves as of December 31, 2018, which have been prepared and presented under SEC rules. These rules require SEC reporting companies to prepare their reserve estimates using specified reserve definitions and pricing based on a 12-month unweighted average of the first-day-of-the-month pricing. The pricing that was used for estimates of the Company’s reserves as of December 31, 2018, 2017, and 2016 was based on an unweighted average 12-month average WTI posted price per Bbl for oil and NGLs and a Henry Hub spot natural gas price per Mcf for natural gas, as set forth in the following table:

	Year Ended December 31,
	2018	2017	2016
Oil (per Bbl)	$65.56	$51.34	$42.75
Natural gas (per Mcf)	$ 3.10	$ 2.98	$ 2.48

Subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years of the date of booking. This requirement has limited and may continue to limit, the Company’s potential to record additional proved undeveloped reserves as it pursues its drilling program. Moreover, the Company may be required to write down its proved undeveloped reserves if it does not drill on those reserves with the required five-year timeframe. The Company does not have any proved undeveloped reserves which have remained undeveloped for five years or more.

The Company’s proved oil and natural gas reserves are located in the U.S. in the Haynesville shale of North Louisiana and East Texas as well as the Bossier shale in East Texas. Proved reserves were estimated in accordance with the guidelines established by the SEC and the FASB.

Oil and natural gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates.

Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and natural gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.

The following table provides a roll forward of the total proved reserves for the years ended December 31, 2018, 2017, and 2016, as well as proved developed and proved undeveloped reserves at the beginning and end of each respective year:

	Oil (MBbl)	Liquids (MBbl)	Natural Gas (MMcf)	Total (MMcfe)
Proved Reserves
January 1, 2018	253	5,122	3,582,293	3,614,543
Revisions of previous estimates(1)	(6)	(2,022)	(1,056,395)	(1,068,563)
Extensions & discoveries(2)	3	315	543,405	545,313
Sales of reserves	—	—	—	—
Acquisition of reserves	—	—	—	—
Production	(37)	(399)	(201,508)	(204,124)

December 31, 2018	213	3,016	2,867,795	2,887,169

Proved developed reserves	213	1,170	1,012,999	1,021,297

Proved undeveloped reserves	—	1,846	1,854,796	1,865,872

Proved Reserves
January 1, 2017	249	1,212	1,383,515	1,392,281
Revisions of previous estimates(5)	26	1,694	303,725	314,045
Extensions & discoveries(4)	22	2,540	1,266,243	1,281,615
Sales of reserves	—	—	(19,170)	(19,170)
Acquisitions of reserves(3)	—	—	770,707	770,707
Production	(44)	(324)	(122,727)	(124,935)

December 31, 2017	253	5,122	3,582,293	3,614,543

Proved developed reserves	253	2,188	874,290	888,936

Proved undeveloped reserves	—	2,934	2,708,003	2,725,607

Proved Reserves
January 1, 2016	297	1,922	692,427	705,741
Revisions of previous estimates(6)	(72)	(611)	(260,072)	(264,170)
Extensions & discoveries	8	50	5,088	5,436
Acquisitions of reserves(7)	55	—	1,005,579	1,005,909
Production	(39)	(149)	(59,507)	(60,635)

December 31, 2016	249	1,212	1,383,515	1,392,281

Proved developed reserves	249	655	566,256	571,681

Proved undeveloped reserves	—	557	817,259	820,600

(1)	The reserves revision decreased due to (1,009) Bcfe of negative PUD revisions caused by a change in development plan and removal of certain locations from the 5 year develop schedule.
(2)	The increase in extensions and discoveries is attributable to the development of unproved reserves. Increases to PUDs were 450 Bcfe.
(3)	During 2017, we acquired natural gas and oil reserves from Chesapeake.
(4)	The increase in extensions and discoveries is attributable to the development of unproved reserves. Increases to PUDs were 1.1 Tcfe.
(5)	The reserve revisions increased due to more favorable type curves in current year estimates resulting from changes in completion technologies and current year development results.

(6)

Revisions consisted of (289,327) MMcfe of negative revisions caused by a change in development plan and removal of certain locations from the 5 year development schedule due to acquisitions, partially offset by improved well performance.

(7)	During 2016, we acquired natural gas and oil reserves from EP Energy and HNVL E.TX.

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil and natural gas reserves of the property. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties and consideration of expected future economic and operating conditions.

The estimates of future cash flows and future production and development costs as of December 31, 2018, 2017, and 2016 are based on the unweighted arithmetic average first-day-of-the-month price for the preceding 12-month period. Estimated future production of proved reserves and estimated future production and development costs of proved reserves are based on current costs and economic conditions. All wellhead prices are held flat over the forecast period for all reserve categories. The estimated future net cash flows are then discounted at a rate of 10%.

The standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGLs reserves is as follows (in thousands):

	Year Ended December 31,
	2018	2017	2016
Future cash inflows	$8,458,884	$10,135,919	$3,180,417
Future production costs	(2,384,387)	(2,815,521)	(1,158,459)
Future development costs(1)	(1,837,589)	(2,272,046)	(747,845)
Future income tax expense(2)	(11,135)	(14,670)	(5,817)

Future net cash flows	$4,225,773	$ 5,033,682	$1,268,296

10% annual discount for estimated timing of cash flows	(1,923,056)	(2,704,114)	(653,346)

Standardized measure of discounted future net cash flows	$2,302,717	$ 2,329,568	$ 614,950

(1)	Includes abandonment costs.
(2)

Future net cash flows do not include the effects of income taxes on future revenues because Covey Park is a limited liability company not subject to entity-level taxation other than Texas margin taxes. Accordingly, no provision for federal or state corporate taxes has been provided because income was passed through to the Company’s sole member.

In the foregoing determination of future cash inflows, sales prices used for oil, natural gas and NGLs for December 31, 2018, 2017, and 2016, were estimated using the average price during the 12-month period, determined as the unweighted arithmetic average of the first-day-of-the-month price for each month. Prices were adjusted by lease for quality, fuel deduction fees and regional price differentials. Future costs of developing and producing the proved gas and oil reserves reported at the end of each year shown were based on costs determined at each such year-end, assuming the continuation of existing economic conditions.

It is not intended that the FASB’s standardized measure of discounted future net cash flows represent the fair market value of its’ predecessor’s proved reserves. The Company cautions that the disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently imprecise and subject to revision and the 10% discount rate is arbitrary. In addition, costs and prices as of the measurement date are used in the determinations and no value may be assigned to probable or possible reserves.

Changes in the standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGLs reserves are as follows (in thousands):

	Year Ended December 31,
	2018	2017	2016
Balance, beginning of period	$2,329,568	$ 614,950	$314,478
Sales of oil and natural gas produced during the period, net	(480,004)	(252,274)	(87,013)
Previous estimated development costs incurred	158,974	94,828	14,617
Net changes in prices and production costs	188,231	513,309	(34,919)
Net changes in future development costs	(62,334)	(75,197)	(10,105)
Net changes due to extensions & discoveries	366,101	586,399	4,715
Net changes due to revisions of previous quantity estimates	(518,135)	276,068	(108,609)
Net change in taxes	1,550	(4,228)	(372)
Acquisition of reserves	—	320,569	523,451
Divestiture of reserves	—	(10,288)	—
Accretion of discount	233,682	85,395	31,713
Changes in timing and other	85,084	180,037	(33,006)

Standardized measure of discounted future net cash flows	$2,302,717	$2,329,568	$614,950

COVEY PARK ENERGY LLC

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$ —	$ —
Accounts receivable, net of $876 and $876 allowance for doubtful accounts:
Oil, NGLs and natural gas	90,579	130,905
Joint interest owners and other	27,407	29,221
Derivative financial assets	21,144	30,019
Prepaid expenses and other	7,144	24,826

Total current assets	146,274	214,971

Oil and natural gas properties—using successful effort accounting:
Unproved properties	37,490	43,354
Proved properties, including wells and related equipment, at cost	2,459,983	2,299,469
Accumulated depletion	(511,974)	(444,735)

Oil and natural gas properties, net	1,985,499	1,898,088

Other property and equipment, net	4,244	4,374
Derivative financial assets, net of current position	20,989	23,397
Debt issuance cost, net	2,969	3,246
Deposits	76	76

Total assets	$2,160,051	$2,144,152

Liabilities and Member Equity
Current liabilities:
Accounts payable	$ 19,341	$ 34,966
Revenue payable	37,619	56,630
Suspense payable	24,148	23,838
Accrued liabilities:
Marketing and transportation costs	18,172	14,871
Interest	18,174	6,360
Capital expenditures	50,828	33,947
Operating costs	3,983	7,583
General and administrative and other	3,444	10,038
Asset retirement obligations	522	519
Derivative financial liabilities	15,207	26,524

Total current liabilities	191,438	215,276
Credit facility, net	365,000	365,000
Senior Notes, net of issuance costs	622,216	622,062
Asset retirement obligations, net of current portion	32,003	29,099
Derivative financial liabilities, net of current position	3,681	10,944
Deferred liabilities	1,837	1,925

Total liabilities	1,216,175	1,244,306

Mezzanine equity:
Series A Preferred Units, net of issuance costs	149,244	146,748
Commitments and contingencies (note 11)
Member equity	794,632	753,098

Total liabilities and member equity	$2,160,051	$2,144,152

See accompanying notes to consolidated financial statements

COVEY PARK ENERGY LLC

Consolidated Statements of Operations

(in thousands)

(Unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018
Revenues:
Natural gas	$182,455	$106,333
Oil	503	630
Natural gas liquids	2,024	2,596
Other revenue	461	226

Total revenues	185,443	109,785

Expenses:
Lease operating	13,893	10,320
Gathering and transportation	17,794	17,128
Production and ad valorem taxes	6,142	4,003
Exploration and abandonment	3,751	199
General and administrative	8,037	6,058
Depletion and depreciation	67,601	33,533
Other expense	414	56
Accretion of discount on asset retirement obligation	553	416

Total expenses	118,185	71,713

Operating income	67,258	38,072
Other income (expense):
Interest	(17,215)	(14,405)
Derivative gain (loss)	(3,547)	(4,866)

Total other income (expense)	(20,762)	(19,271)

Income before income taxes	46,496	18,801
Income tax expense	19	27

Net income	46,477	18,774
Preferred dividends and accretion on Series A Preferred Units	(4,943)	(8,284)

Net income available to member	$41,534	$10,490

See accompanying notes to consolidated financial statements

COVEY PARK ENERGY LLC

Consolidated Statement of Changes in Member Equity

(In thousands)

(Unaudited)

	Mezzanine Equity Series A Preferred Units	Member equity
Balance at December 31, 2018	$146,748	$753,098
Accrued dividends on Series A Preferred Units ($21.87/unit)	2,447	(2,447)
Dividends paid on Series A Preferred Units ($21.87/unit)	(2,447)	—
Accretion on Series A Preferred Units	2,496	(2,496)
Net income	—	46,477

Balance at March 31, 2019	$149,244	$794,632

	Mezzanine Equity Series A Preferred Units	Member equity
Balance at December 31, 2017	$245,634	$694,551
Accrued dividends on Series A Preferred Units ($21.44/unit)	4,823	(4,823)
Accretion on Series A Preferred Units	3,461	(3,461)
Net income	—	18,774

Balance at March 31, 2018	$253,918	$705,041

See accompanying notes to consolidated financial statements

COVEY PARK ENERGY LLC

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Cash flows from operating activities:
Net income	$ 46,477	$18,774
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion and depreciation	67,601	33,533
Accretion of discount on asset retirement obligation	553	416
Amortization and write-off of deferred loan origination costs	431	436
Derivative (gain) loss	3,547	4,866
Net cash received (paid) for derivative settlements	(10,844)	4,794
Deferred income taxes	(8)	17
Other noncash items	(82)	(79)
Changes in operating assets and liabilities:
Accounts receivable	32,311	(7,972)
Prepaid expenses and other	(641)	401
Accounts payable	2,505	(4,352)
Revenue and suspense payable	(14,378)	(784)
Accrued liabilities	4,920	9,819

Net cash provided by operating activities:	132,392	59,869

Cash flows from investing activities:
Payments for acquisitions	(33,470)	—
Development of oil and natural gas properties	(96,243)	(99,669)
Purchases of other property and equipment	(232)	(170)

Net cash used in investing activities:	(129,945)	(99,839)

Cash flows from financing activities:
Proceeds from long-term debt	216,000	122,000
Payments on long-term debt	(216,000)	(82,000)
Series A Preferred Units dividends paid	(2,447)	—
Debt issuance costs and other	—	(30)

Net cash provided by (used in) financing activities:	(2,447)	39,970

Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of year	—	—

Cash and cash equivalents, end of year	$ —	$ —

Supplemental cash flow information:
Cash paid during the period for interest	$ 4,970	$ 2,617
Increase (decrease) in accrued liabilities for oil and natural gas properties capital expenditures	$ 16,881	$ 4,058
Series A Preferred Unit interest dividends paid in kind and accretion	$ 2,496	$ 8,284

See accompanying notes to consolidated financial statements

COVEY PARK ENERGY LLC

Notes to Consolidated Financial Statements

(1)	Organization and Nature of Operations

Covey Park Energy LLC and its predecessors, (together with its subsidiaries, Covey Park or the Company), a wholly owned subsidiary of Covey Park Holdings LLC (Holdings LLC), was formed in 2013 as Delaware limited liability Company, and is engaged in the acquisition, development, and production of oil and natural gas in the Haynesville and Bossier shale plays of East Texas and North Louisiana.

(2)	Basis of Presentation

The accompanying Consolidated Balance Sheets as of March 31, 2019 and December 31, 2018, the Consolidated Statements of Operations for the three ended March 31, 2019 and 2018, the Consolidated Statement of Changes in Equity for the three months ended March 31, 2019 and 2018, and the Consolidated Statements of Cash Flows for the three months ended March 31, 2019 and 2018 are for Covey Park and its subsidiaries. The consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). In the opinion of management, all adjustments necessary to fairly present the consolidated financial position of Covey Park at March 31, 2019 and its results of operations and cash flows for the periods presented have been included. Certain information and disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted, although we believe that the disclosures we have made are adequate to make the information presented not misleading. These unaudited interim financial statements should be read in conjunction with our audited consolidated financial statements and related footnotes for the year ended December 31, 2018.

Significant Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during each reporting period. Management believes its estimates and assumptions are reasonable. Such estimates and assumptions are subject to a number of risks and uncertainties that may cause actual results to differ materially from those estimates.

Significant estimates made in preparing these consolidated financial statements include, among other things, the estimated quantities of proved oil and natural gas reserves used to calculate depletion of oil and natural gas properties; the estimated present value of future net cash flows used in evaluations of purchase price allocations; and impairment on oil and gas properties. Changes in the assumptions utilized could have a significant impact on reported results in future periods.

The successful efforts method requires the separation of proved properties into depletable asset pools based primarily on geographic and geologic similarities for which we have two pools. Our proved or unproved reserves for each pool are subject to revision due to changes in development plans in combination with volatile commodity prices. Because of the volatile nature of oil and gas prices, it generally is not possible to predict the timing or magnitude of impairments. In addition, due to the inter-relationship of the various judgments made to estimate proved reserves, it is impractical to provide quantitative analyses of the effects of potential changes in these estimates. However, decreases in estimates of proved reserves would generally increase our depletion rate and, thus, our depletion expense. Decreases in our proved or unproved reserves due to changes in development plans may also increase the likelihood of recognizing an impairment.

Assuming the futures pricing market at period end remains consistent and general economic conditions remain stable, the Company does not expect to recognize impairments under the successful efforts method. If future prices decline, an impairment could occur and could be material to our net income but will have no impact on our cash flows from operations, liquidity or capital resources.

Significant Accounting Policies

The Company’s exploration and production activities are accounted for under the successful efforts method. Other significant accounting policies followed by the Company are set forth in note 2 to the Company’s consolidated financial statements for the year ended December 31, 2018 and are supplemented by the notes to the unaudited consolidated financial statements in this report.

Revenue Recognition

The Company’s revenue is typically generated from contracts to sell natural gas, crude oil or NGLs produced from interests in oil and gas properties owned by the Company. Contracts for the sale of natural gas and crude oil are evidenced by (1) base contracts for the sale and purchase of natural gas or crude oil, which document the general terms and conditions for the sale, and (2) transaction confirmations, which document the terms of each specific sale. These contracts generally require the Company to deliver a specific amount of a commodity per day for a specified number of days at a price that is either fixed or variable. The transaction confirmations specify a delivery point which represents the point at which control of the product is transferred to the customer. These contracts frequently meet the definition of a derivative under ASC 815 and are accounted for as derivatives unless the Company elects to treat them as normal sales as permitted under that guidance. The Company typically elects to treat contracts to sell oil and gas production as normal sales, which are then accounted for as contracts with customers. The Company has determined that these contracts represent multiple performance obligations which are satisfied when control of the commodity transfers to the customer, typically through the delivery of the specified commodity to a designated delivery point.

Revenue is measured based on consideration specified in the contract with the customer and excludes any amounts collected on behalf of third parties. The Company recognizes revenue in the amount that reflects the consideration it expects to be entitled to in exchange for transferring control of those goods to the customer. The contract consideration in the Company’s contracts are typically allocated to specific performance obligations in the contract according to the price stated in the contract. The Company invoices customers once performance obligations have been satisfied, at which point payment is unconditional. Accordingly, the Company’s product sales contracts do not give rise to contract assets or liabilities under ASC 606. Payment is generally received one or two months after the sale has occurred.

Gain or loss on derivative instruments is outside the scope of ASC 606 and is not considered revenue from contracts with customers subject to ASC 606. The Company may use financial contracts accounted for as derivatives as economic hedges to manage the price risk associated with normal sales.

The Company utilizes the sales method to account for natural gas production imbalances; if the Company sells natural gas to a customer in excess of its entitled share of production, the Company is required to perform a principal versus agent analysis to determine whether it should record the gross amount of revenue and transportation and processing costs equal to the other owners’ interests or recognize the net amount of revenue. In conjunction with the adoption of ASC 606, there was no material impact on the financial statements due to production imbalances.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, trade and accrued production receivables, and the derivative instruments discussed below. Cash and cash equivalents are exposed to a concentration of credit risk and the Company often has balances in excess of federally insured limits. The Company manages and controls this risk by investing these funds with major financial institutions. The Company enters into derivative instruments with counterparties that are lender’s under our secured bank credit facility (or affiliates thereof). There are no margin requirements with the counterparties of the Company’s derivative contracts.

The Company’s share of oil and natural gas production is sold to various purchasers. The Company monitors our purchaser concentrations, and while we believe that we could replace any single purchaser the economics may or may not be similar.

For the three months ended March 31, 2019 and 2018, the following purchaser accounted for more than 10% of the Company’s revenue:

	Three Months Ending March 31,
	2019	2018
Enterprise Products Operating	53%	41%

Recently Adopted Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update (ASU) No. 2017-01, which clarifies the definition of a business when evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. For public entities, the new guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for transactions for which the acquisition date occurs before the issuance date or effective date of the amendments, only when the transaction has not been reported in the financial statements that have been issued. The Company adopted this guidance on January 1, 2019, which resulted in a screening test to determine whether a transaction is treated as a business combination or asset acquisition. The new ASU did not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Codification (ASC) 842, Leases, which replaces the existing guidance in ASC 840, Leases. ASC 842 requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (ROU) asset and a corresponding lease liability. For finance leases, the lessee would recognize interest expense and amortization of the ROU asset. For operating leases, the lessee would recognize a straight-line total lease expense. ASC 842 is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted.

In July 2018, the Financial Accounting Standards Board issued ASU 2018-11, “Lease (Topic 842): Targeted Improvements.” This update provides another transition method of allowing entities to initially apply the new lease standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is evaluating the effect ASC 842 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting. The Company expects to adopt ASC 842 on January 1, 2020.

(3)	Oil and Gas Properties

The Company’s oil and gas properties, which are accounted for using the successful efforts method, are all located within the United States. The net capitalized costs related to the Company’s oil and gas producing activities were as follows (in thousands):

	March 31, 2019	December 31, 2018
Proved oil and gas properties	$2,419,033	$2,245,532
Unproved oil and gas properties(1)	37,490	43,354
Wells in progress(2)	40,950	53,937

Total capitalized costs	2,497,473	2,342,823
Accumulated depletion	(511,974)	(444,735)

Net capitalized costs	$1,985,499	$1,898,088

(1)	Unproved oil and gas properties represent costs on unevaluated properties, which the Company excludes from the amortization base until proved reserves are established or impairment is determined.
(2)	Costs from wells in progress are excluded from the amortization base until production commences.
(4)	Acquisitions

Thunderbird Acquisition

On March 5, 2019, we acquired leaseholds and related producing oil and gas properties located in Texas for a total consideration of $33 million from Thunderbird Resources LP (the “Thunderbird Acquisition”) net of customary closing adjustments. The acquisition was accounted for as a business combination and recorded at fair value, which was determined using a risk-adjusted, discounted cash flow analysis. The acquisition was funded with proceeds from borrowings under our revolving credit facility.

The following table presents a summary of the estimated fair value of assets acquired and liabilities assumed at the acquisition date (in thousands):

Proved properties	$33,087

Total assets acquired	33,087

Asset retirement obligations	(39)

Total liabilities assumed	(39)

Fair value of net assets acquired	$33,048

The operations of the properties acquired have been included in the Company’s results of operations since the March 5, 2019 date of closing.

Pro Forma Financial Information (Unaudited)

For the quarter ended March 31, 2019, the following pro forma financial information represents the combined results for the Company as if the Thunderbird Acquisition had occurred on January 1, 2018. Pro forma information related to the Thunderbird Acquisition includes $30 million of borrowings under our revolving credit facility. The pro forma information includes the effects of adjustments for depletion of $0.4 million for the quarters ended March 31, 2018 and 2019. The pro forma information includes the effects of adjustments for the incremental interest expense on our credit facility of $0.4 million and $0.3 for the quarter ended March 31, 2018 and 2019. Pro forma adjustments for the effect of income taxes related to Texas margin tax were not material.

The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the period, nor are they necessarily indicative of future results.

	Three Months Ended March 31, 2019
(in thousands)	Covey Park Historical	Thunderbird Acquisition	Pro Forma
Revenues	$185,443	$3,440	$188,883
Net income	$ 46,477	$1,346	$ 47,823

	Three Months Ended March 31, 2018
(in thousands)	Covey Park Historical	Thunderbird Acquisition	Pro Forma
Revenues	$109,785	$2,261	$112,046
Net Income	$ 18,774	$ 511	$ 19,285

(5)	Fair Value Measurements
(a)	Fair Value Hierarchy

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The fair value input hierarchy level to which an asset or liability measurement is determined based on the lowest level of input that is significant to the measurement.

The following methods and assumptions were used to estimate the fair values of the Company’s assets and liabilities that are accounted for at fair value on a recurring basis:

•

Level 2—Fair value of the variable to fixed price swaps are determined under the same valuation technique using a discounted cash flow model. The Company’s valuation model is an industry-standard model that considers various inputs to determine fair value such as: (i) current market and contractual prices for the underlying instruments; (ii) quoted forward prices for natural gas; and (iii) interest rates, such as a U.S. dollar money market curve for a term similar to the commodity derivative contract.

The Company adjusts the valuation from the valuation model for nonperformance risk. For commodity derivative contracts that are in an asset position, the Company adds the counterparty’s credit default swap spread or other applicable credit measures to the risk-free rate. For commodity derivative contracts that are in a liability position, the Company uses its credit adjusted risk-free rate. As of March 31, 2019, the increase or decrease of net derivative assets and derivative liability resulted from nonperformance risk is de minimus.

The following tables set forth the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2019 (in thousands):

	Fair Value Measurements at March 31, 2019
(in thousands)	Level 1	Level 2	Level 3	Total
Financial Assets:
Commodity derivative asset	$—	$42,133	$—	$42,133
Financial Liabilities:
Commodity derivative liability	—	(18,888)	—	(18,888)

The following table sets forth the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2018 (in thousands):

	Fair Value Measurements at December 31, 2018
(in thousands)	Level 1	Level 2	Level 3	Total
Financial Assets:
Commodity derivative asset	$—	$53,416	$—	$53,416
Financial Liabilities:
Commodity derivative liability	—	(37,468)	—	(37,468)

(b)	Derivative Contracts

The Company’s derivative contracts consist of natural gas fixed-price swaps and basis swaps and collars. Swap contracts allow us to sell at a floating market price to and receive a fixed price from the counterparties for the hedged commodity. A collar is a combination of options including a sold call and purchased put. We receive the excess, if any, of the fixed floor over the floating rate. The production that the Company hedges varies from year to year depending on the Company’s levels of debt and financial strength, the expectation of further production, and the expectation of future commodity prices.

In order to more effectively hedge the cash flows received from Covey Park’s natural gas sales, the Company also enters basis swaps, whereby we swap certain per Mmbtu floating market indices for a fixed amount. These contracts do not change the Company’s overall hedged volumes. These market indices are a component of the price the Company is paid on its actual sales, and we are able to realize a net price with a more consistent differential to NYMEX. Since NYMEX is the basis of all the Company’s natural gas fixed-price swap contracts, the Company believes a more consistent differential results in more effective hedges.

The Company manages and controls market and counterparty credit risk through established internal control procedures that are reviewed on an ongoing basis. The Company attempts to minimize credit risk exposure to counterparties through formal credit policies, monitoring procedures, and diversification, and all of Covey Park’s commodity derivative contracts are entered with parties that are lenders under the Credit Agreement and accordingly is not required to post collateral. As of March 31, 2019, all of the outstanding derivative contracts were subject to enforceable master netting arrangements whereby payables on those contracts can be offset against receivables from separate derivative contracts with the same counterparty. It is Covey Park’s policy to classify derivative assets and liabilities on a gross basis on the Company’s Consolidated Balance Sheets, even if the contracts are subject to master netting arrangements.

The tables below outline the classification of the derivative financial instruments on the Company’s Consolidated Balance Sheets (in thousands):

	March 31, 2019	December 31, 2018
Derivative financial assets - Current assets	$21,144	$30,019
Derivative financial assets - Long-term assets	20,989	23,397
Derivative financial liabilities - Current liabilities	(15,207)	(26,524)
Derivative financial liabilities - Long-term liabilities	(3,681)	(10,944)

Net derivative financial instruments	$23,245	$15,948

The Company does not designate its derivative instruments to qualify for hedge accounting. Accordingly, the Company reflects changes in the fair value of its derivative instruments in its statements of operations as they occur. The following table summarizes the amounts reported in earnings related to the commodity derivative instruments for the three ended March 31, 2019 and 2018 (in thousands):

	Three months ended March 31,
	2019	2018
Derivatives gain (loss)	$(3,547)	$(4,866)

Due to the volatility of oil and natural gas prices, the estimated fair value of the Company’s commodity derivatives are subject to large fluctuations from period to period.

Commodity derivative contracts at March 31, 2019. The following table sets forth the Company’s outstanding derivative contracts at March 31, 2019 which represent the natural gas fixed price swaps based on the NYMEX – Henry Hub last trading day futures price. When aggregating multiple contracts, the weighted average contract price is disclosed.

Term	Average daily volume (Mmbtu)	Weighted average swap price per (Mmbtu)	Fair Value at March 31, 2019 (In thousands)
Remaining 2019	423,186	2.88	$10,140
2020	246,132	2.81	5,871
2021	57,283	2.87	4,035
2022	30,000	2.81	1,466

Total natural gas derivative fixed swap contacts			$21,512

The fair value of the company’s 3-way swap contracts as of March 31, 2019 is as follows:

Term	2019	2020	2021 & Thereafter
Notional volume (MMBtu/d)	140,000	72,432	—
Floor price (long put) ($/MMBtu)	$ 2.79	$ 2.65	$—
Short put ($/MMBtu)	$ 2.42	$ 2.33	$—
Weighted average cap (short call) ($/MMBtu)	$ 3.10	$ 2.99	$—
Fair value at March 31, 2019 (in thousands)	$ 2,034	$(1,922)	$—

In addition to above fixed price swap contracts, the Company also has entered into basis swap contracts receiving NYMEX Henry Hub settlement and paying Inside FERC Houston Ship Channel index or CGML index price. The fair value of these basis swap contracts as of March 31, 2019 is as follows:

Term	Average daily volume (Mmbtu)	Weighted average swap price per (Mmbtu)	Fair Value at March 31, 2019 (In thousands)
Remaining 2019	60,000	(0.08)	203
2020	60,000	(0.08)	777
2021	40,000	(0.12)	400
2022	30,000	(0.16)	241

Total natural gas derivative basis swap contacts			$1,621

(c)	Other Fair Value Measurements

The carrying value of the Company’s credit agreement approximates fair value, as it is subject to short-term floating interest rates that approximate the rates available to us for those periods. The Company also has other financial instruments consisting primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable whose carrying value approximate fair value due to the short maturity of these instruments.

We estimate the fair value of the 2025 Senior Unsecured Notes (the “Senior Notes”) using quoted broker prices. Fair value is compared to the carrying value in the table below:

		March 31, 2019		December 31, 2018
	Fair Value	Carrying	Estimated	Carrying	Estimated
	Hierarchy Level	Amount	Fair Value	Amount	Fair Value
7.5% Senior Notes, due 2025	1	$622,216	$581,125	$622,062	$547,956

(d)	Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

As discussed in Note 4—“Acquisitions”, the Company’s acquisitions were recorded at fair value, which was determined using a risk-adjusted, discounted cash flow. The fair value of oil and natural gas properties is based on significant inputs not observable in the market. Key assumptions include: (i) NYMEX oil and natural gas futures prices, which are observable, (ii) projections of the estimated quantities of oil and natural gas reserves, including those classified as proved, probable, and possible, (iii) projections of future rates of production, (iv) timing and amount of future development and operating costs, (v) projected recovery factors, and (vi) risk-adjusted discount rates. Accordingly, acquisitions are considered Level 3 measurements in the fair value hierarchy.

Asset retirement obligations are initially recorded at fair value. Unobservable inputs are used in the estimation of asset retirement obligations that include, but are not limited to, costs of labor, costs of materials, the effect of inflation on estimated costs, and the discount rate. Accordingly, asset retirement obligations are considered Level 3 measurements in the fair value hierarchy.

(6)	Credit Agreement and Long-Term Debt

The carrying value of our total debt as of March 31, 2019 and December 31, 2018 is as follows:

(in thousands)	March 31, 2019	December 31, 2018
RBL Credit Agreement	$365,000	$365,000
Senior Notes	625,000	625,000
Unamortized premium and financing costs associated with the Senior Notes	(2,784)	(2,938)

Total long term debt	$987,216	$987,062

Credit Agreement

On December 22, 2016, we entered into an amended and restated credit agreement (the “RBL Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent (the “RBL Agent”), and the lenders named therein, that provides for a senior secured revolving credit facility (the “credit facility”) with commitments of $1.5 billion. The amount available to be borrowed under the Credit Facility is subject to a borrowing base that is redetermined semiannually on each April 1 and October 1 and will depend on the volumes of our proved oil and gas reserves and estimated cash flows from these reserves and other information deemed relevant by the RBL Agent. The RBL Credit Agreement matures on December 22, 2021 and is secured by liens on substantially all of our properties and unconditionally guaranteed by each of our direct and indirect subsidiaries pursuant to a guarantee agreement executed in connection with the revolving credit facility and guarantees from us and our current and future subsidiaries.

In November 2018, pursuant to a regular semi-annual redetermination, the Company’s borrowing base was increased to $825.0 million, but the Company elected to have the commitment remain at $650.0 million.

Principal amounts borrowed will be payable on the maturity date, and we may repay any amounts borrowed prior to the maturity date without any premium or penalty other than customary LIBOR breakage costs. Loans under our revolving credit facility may be comprised of either Eurodollar borrowings or alternate base rate borrowings, and interest on such borrowings will be payable (i) quarterly for alternate base rate borrowings and (ii) at the end of the applicable interest period for Eurodollar borrowings. Eurodollar borrowings bear interest at a rate per annum equal to an adjusted LIBOR rate (equal to the product of: (a) the LIBOR rate, multiplied by (b) a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the reserve percentages (expressed as a decimal) established by the Board of Governors of the Federal Reserve System to which the RBL Agent is subject with respect to such adjusted LIBOR rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) plus an applicable margin ranging from 200 to 300 basis points, depending on the percentage of our borrowing base utilization. Alternate base rate borrowings bear interest at a rate per annum equal to the greatest of (i) the RBL Agent’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the adjusted one-month LIBOR rate (as calculated above) plus 100 basis points, plus an applicable margin ranging from 100 to 200 basis points, depending on the percentage of our borrowing base utilization. As of March 31, 2019, the weighted average interest rate on borrowings under our revolving credit facility was approximately 5.6%.

Our revolving credit facility contains restrictive covenants that may limit our ability to, among other things:

•	incur or guarantee additional indebtedness;
•	enter into transactions with our affiliates;
•	incur liens; and
•	engage in certain other transactions without the prior consent of the lenders.

Our revolving credit facility requires us to maintain the following financial ratios:

•

a current ratio, which is the ratio of our consolidated current assets (including the unused commitments under the credit facility and excluding derivative assets) to our consolidated current liabilities (excluding obligations under the credit facility, certain suspended liabilities and assets and certain derivative assets), of not less than 1.0 to 1.0 as of the last day of any fiscal quarter; and

•

a consolidated total leverage ratio, which is the ratio of (i) net debt, or total consolidated debt as of the last day of each fiscal quarter, subject to certain customary exclusions, minus cash of up to $50 million to (ii) our consolidated EBITDAX for the four fiscal quarter period most recently ended, not to exceed 4.0 to 1.0 as of the last day of such fiscal quarter, and provided further that EBITDAX shall be subject to pro forma adjustments for material acquisitions and material dispositions assuming that such transactions had occurred on the first day of the applicable calculation period, which adjustments shall be made in a manner reasonably acceptable to the RBL Agent.

The RBL Credit Agreement contains customary events of default, including, among others: (a) non-payment; (b) non-compliance with covenants (in some cases, subject to grace periods); (c) payment default under, or acceleration events affecting, material indebtedness; (d) bankruptcy or insolvency events involving us or certain of our subsidiaries; and (e) a change in control, as defined in the credit facility.

If an event of default under the Credit Facility exists and is continuing, the lenders may accelerate the maturity of the Company’s outstanding obligations under the Credit Facility. As of March 31, 2019, the Company was in compliance with its debt covenants.

Senior Notes

The Company issued unsecured senior notes with a combined aggregate principal of $625.0 million in May 2017 and December 2017 as described below. The indenture that governs these notes is identical. Unless otherwise specified, these two separate issuances collectively referred to as the Senior Notes.

On May 3, 2017, we issued $450 million of aggregate principal amount of Initial Notes. The Initial Notes, which are unsecured, were issued at par and bear interest at 7.5% per year, payable semi-annually on May 15 and November 15 of each year commencing November 15, 2017. We may redeem up to 35% of the aggregate principal amount of the Senior Notes prior to May 15, 2020, with an amount of cash not greater than the net proceeds raised in certain equity offerings at a redemption price of 107.5% of the principal amount, plus accrued interest, if any, and redeem all or a part of the notes at a redemption price equal to 100% beginning on May 15, 2020 or for any period thereafter, plus a make whole premium and any accrued and unpaid interest. If we experience certain kinds of change of control, holders of Senior Notes may have the right to require us to repurchase their notes at 101.0% of the principal amount, plus accrued interest, if any.

On December 11, 2017, we issued an additional $175.0 million aggregate principal amount of Senior Notes (“Tack-On Notes Offering”) at 104.250% of par. The Tack-On Notes were issued as additional notes under the indenture governing the May 2017 Notes. The Tack-On Notes have identical terms, other than the issue date, and the Initial Notes Offering and Tack-On Notes Offering will be treated as a single class of securities under the indenture governing the Notes. The Tack-On Notes resulted in gross proceeds to the Company of $183.4 million, including a $7.4 million premium and $0.9 million of accrued and unpaid interest and net proceeds to the Company, after deducting offering expenses of approximately $1.3 million.

The indenture contains covenants that restrict our ability to: (1) incur or guarantee additional indebtedness or issue certain types of preferred stock; (2) pay dividends on capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness; (3) transfer or sell assets; (4) make investments; (5) create certain liens; (6) enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us; (7) consolidate, merge or transfer all or substantially all of our assets; (8) engage in transactions with affiliates; and (9) create unrestricted subsidiaries. As of March 31, 2019 the Company was in compliance with its debt covenants.

During the three months ended March 31, 2019 and the twelve months December 31, 2018, the weighted average interest rates for total indebtedness was 6.9% and 7.0%, respectively.

Principal maturities of long-term debt. Principal maturities of long-term debt outstanding at March 31, 2019 were as follows:

(in thousands)	2019	2020	2021	2022	2023	Thereafter
RBL Credit Agreement	$—	$—	$365,000	$—	$—	$ —
Senior Notes	—	—	—	—	—	625,000

Total long term debt	$—	$—	$365,000	$—	$—	$625,000

(7)	Asset Retirement Obligations

Asset retirement obligations relate to future plugging and abandonment expenses on oil and natural gas properties and related facilities disposal. The following table summarizes the changes in the Company’s asset retirement obligations for the periods indicated (in thousands):

Balance as of December 31, 2018	$29,618
Acquired	2,262
Additions	93
Accretion of discount	552

Balance as of March 31, 2019	32,525
Current portion of asset retirement obligations	(522)

Asset retirement obligations—noncurrent	$32,003

(8)	Series A Preferred Units

In connection with the Chesapeake Acquisition, on February 15, 2017, Covey Park Energy LLC, our wholly-owned subsidiary, issued to, among others, investment funds affiliated with Magnetar Capital (“Magnetar”) and Kohlberg Kravis Roberts & Co. L.P. (“KKR”) $225.0 million in convertible preferred units (the “Series A Preferred Units”) to fund a portion of the purchase price for the Chesapeake Acquisition. At the closing, we issued a total of 225,000 Series A Preferred Units at a price of $1,000 per unit. Net proceeds, after offering costs were $218.3 million.

On October 15, 2018, we redeemed 113,098 of the outstanding 225,000 Series A Preferred Units for $150.0 million in cash. The payment was funded with drawings from our RBL Credit Agreement. In connection with the redemption, the holders of the Series A Preferred Units agreed to modify certain terms of the Series A Preferred Units effective following the redemption to, among other things, decrease our cash redemption obligation in future time periods, eliminate the ability of the holders to force a conversion of portion of the Series A Preferred Units in connection with a qualified initial public offering and modify the number of Series A Preferred Units that we may convert to common units in connection with a qualified initial public offering. The description of the Series A Preferred Units below reflects the modification of terms agreed to be the holders in connection with the redemption.

The Series A Preferred Units are entitled to receive a cash dividend of 8% per year, payable quarterly in arrears, and we have the ability to pay the quarterly dividend in kind for up to eight quarters, which may be non-consecutive. We may redeem the Series A Preferred Units at any time for cash in an amount (such amount, the ‘‘Series A Preferred Liquidation Preference’’) equal to: (i) an amount sufficient to cause the ROI of each Series A preferred Unit to be 1.35, for a redemption occurring after December 31, 2017 and on or prior to December 31, 2018; (ii) the greater of (A) an amount sufficient to cause the ROI of each Series A Preferred Unit to be 1.35; and (B) an amount sufficient to cause the internal rate of return on each Series A Preferred Unit to be 14.0%, for a redemption occurring after December 31, 2018 and on or prior to March 31, 2019; and (iii) the greater of (A) an amount sufficient to cause the ROI of each Series A Preferred Unit to be 1.40 and (B) an amount sufficient to cause the internal rate of return on each Series A Preferred Unit to be 14%, for a redemption occurring on or after April 1, 2019, in each case net of any cash distributions previously paid in respect of the Series A Preferred Units. The holders may cause us to redeem the Series A Preferred Units for cash at the Series A Preferred Liquidation Preference in connection with a change of control or at any time following December 31, 2026.

In connection with the closing of any initial public offering for proceeds of at least $250 million by us or any parent or subsidiary of ours that consummates such an initial public offering (us or any such other entity, in such capacity, the ‘‘IPO Issuer’’), we will have the option to convert Series A Preferred Units into shares of the IPO Issuer’s common stock that have a value up to $50 million of IPO shares subject to limits on equity ownership and public float limitations that may reduce the actual percentage of Series A Preferred Units that can convert to common stock.

The Preferred Units have a liquidation preference in the event of dissolution in an amount equal to the Liquidation Preference plus any unpaid dividends not otherwise included in the calculation of the Liquidation Preference through the date of liquidation payment. The Preferred Units have been classified as “Mezzanine equity” between total liabilities and member equity on the Consolidated Balance Sheets pursuant to ASC 480-10-S99-3A. The Preferred Units, while not currently redeemable, are considered probable of becoming redeemable and therefore the Company is accreting changes in the redemption value each reporting period from the initial value to the estimated redemption value. The accretion is presented as a deemed dividend and recorded in “Series A Preferred units” on the Consolidated Balance Sheet and within “Preferred dividends and accretion on Series A Preferred Units” on the Consolidated Statement of Operations. In accordance with ASC 480-10-S99-3A, an adjustment to the carrying amount presented in mezzanine equity will be recognized as charges against member equity.

The current redemption value of the preferred as of March 31, 2019 is $152.6 million. For the three months ended March 31, 2019, we accrued $2.4 million of dividends and $2.5 million of accretion each of which is presented within “Preferred dividends and accretion on Series A Preferred Units” on the Consolidated Statements of Operations and the Consolidated Statement of Changes in Equity. The company paid cash dividends of $2.4 million during the three months ended March 31, 2019 on the Series A Preferred Units.

This footnote should be read in conjunction with our audited consolidated financial statements and related footnotes for the year ended December 31, 2018 for disclosure of the historical terms of the Series A Preferred Units.

(9)	Member Equity

On June 18, 2013, the Company entered into an Operating Agreement with members of Covey Park’s management and nonmanagement investors. Under the terms of the Operating Agreement and subsequent amendments, a total of $295 million in capital was committed to the Company by Covey Park’s non-management investors. This commitment from non-management investors expired in 2016 upon receipt of $295 million in capital contributions.

Through our parent, Holdings LLC, the Company has established a management incentive plan, in which management incentive units may be granted to certain employees in the form of units in Covey Park Management LLC. There are 100,000 units authorized to be issued. The management incentive units participate only in distributions in liquidation events, meeting requisite financial thresholds after investors have recovered their investment, and special allocation amounts. Management incentive units have no voting rights. Compensation expense for these awards will be recognized when all performance, market, and service conditions are probable of being satisfied (in general, upon a liquidating event). Accordingly, no value was assigned to the interests when issued.

These incentive units are subject to various performance and forfeiture provisions and are subject to various performance criteria but generally vest over five years and 100% upon consummation of a monetization event. All unvested incentive units, shall be forfeited upon termination of employment for any reason or due to death or disability. The following table presents the activity for incentive units outstanding:

Outstanding
Incentive
Units
Balance as of December 31, 2018	64,664
Forfeitures	—
Issuances	—

Balance as of March 31, 2019	64,664

(10)	Income Taxes

The Company is subject to margin tax at the entity level in Texas; certain of the Company’s consolidated subsidiaries are also taxed as corporations for federal and state income tax purposes. The entity level tax in Texas, in combination with taxable status of a consolidated subsidiary, resulted in income tax expense of $19 thousand and $27 thousand for the three months ended March 31, 2019 and 2018, respectively.

The Company’s net deferred income tax liability totaled $988 thousand and $996 thousand at March 31, 2019 and December 31, 2018, respectively. The balance consists primarily of the Texas Margin tax effect on temporary differences related to the Company’s unrealized derivative assets, oil and natural gas properties, and asset retirement obligations. As of March 31, 2019, the Company believes that it has no liability for uncertain tax positions.

(11)	Commitments and Contingencies

Drilling and Completion Agreements. During April 2019, the Company extended $15.8 million of capital commitments for drilling and completion activities to be performed through the period through December 31, 2020.

Other than this new commitment, there have been no material changes, outside the ordinary course of business to our contractual obligations and commercial commitments as reported in Note 12 – Commitments and Contingencies of the Company’s annual financial statements.

(12)	Subsequent Events

In June 2019, pursuant to a regular semi-annual redetermination, the Company’s borrowing base was decreased to $800.0 million, but the Company elected to have the commitment remain at $650.0 million.

Subsequent events have been evaluated through June 12, 2019, the date these consolidated financial statements were available to be issued.